EXHIBIT 10.1

NATIONAL PRESTO INDUSTRIES, INC.
NON-EMPLOYEE DIRECTOR

COMPENSATION PLAN

1.       Purpose. The purpose of this Non-Employee Director Compensation Plan (the “Plan”) is to attract and retain qualified individuals to serve as Non-Employee Directors of National Presto Industries, Inc. (the “Company”) and to more closely align the interests of such Non-Employee Directors with those of the Company’s stockholders.

2.       Administration. The Plan shall be administered by the Board of Directors (the “Board”) of the Company, which shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan’s administration and take any other actions necessary or desirable for the administration of the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. All decisions of the Board shall be final and binding on all persons. All expenses of administering the Plan shall be borne by the Company.

3.       Eligibility. Each member of the Board who is not an officer or employee of the Company or any of its subsidiaries (a “Non-Employee Director”) shall be eligible to receive the compensation provided hereunder.

4.       Amount and Form of Non-Employee Director Compensation.

(a)        Each Non-Employee Director shall receive the following annual compensation for service as a director:

•	An annual retainer; and

•	A meeting fee for each full-day and half-day Board or committee meeting attended in person or telephonically.

(b) The amount of the annual retainer shall be as determined by the Board from time to time. Annual retainers shall be paid as follows:

•	75% of the annual retainer shall be payable in cash in three equal quarterly installments on or after the last business day of each of the first three calendar quarters of the calendar year; and

•	25% of the annual retainer shall be payable in shares of common stock, par value $1.00 per share (“Common Stock”), of the Company. The number of shares paid shall be determined by dividing the dollar amount of 25% of the annual retainer by the closing price of the Company’s Common Stock on the last trading day of the calendar year, rounded down to the nearest whole share. No fractional shares shall be issued. Non-Employee Directors shall be entitled to receive cash equal to the value of any fractional shares. The shares issued shall be fully vested shares of Common Stock.

(c) A Non-Employee Director who serves on the Board for less than the entire calendar quarter shall receive a pro-rated quarterly portion of the annual retainer for such calendar quarter based on the number of complete days of the calendar quarter during which the Non-Employee Director serves as a member of the Board.

(d) The amount of the meeting fees shall be as determined by the Board from time to time. Meeting fees shall be paid in cash on or after the last business day of the calendar quarter in which the Non-Employee Director attended a Board or committee meeting.

5.       Source of Shares. The Common Stock issued under this Plan may consist of treasury shares, shares purchased on the open market or authorized but unissued shares of Common Stock. The maximum number of shares of Common Stock authorized to be issued under the Plan is 15,000. In the event of any change in the outstanding Common Stock of the Company by reason of any stock dividend, stock split, reverse stock split, recapitalization, merger, consolidation, combination, exchange, or other relevant change in capitalization, an equitable adjustment will be made to the maximum number of shares issuable under this Plan as the Board determines is necessary or appropriate, in its sole discretion, to give proper effect to such corporate action.

6.       Miscellaneous.

(a)       Tax Withholding. To the extent required by applicable federal, state or local law, a Non-Employee Director must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan.

(b)       No Right to Continued Board Membership. Nothing in the Plan shall confer upon any Non-Employee Director the right to continue to serve as a director of the Company or in any other capacity.

(c)        Nonassignment. Any and all rights of a Non-Employee Director respecting payments under this Plan may not be assigned, transferred, pledged or encumbered in any manner, other than by will or the laws of descent and distribution, and any attempt to do so shall be void.

(d)       Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations.

(e)       Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.

(f)       Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Wisconsin.

(g)       Unfunded Obligations. The amounts to be paid to Non-Employee Directors under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Non-Employee Directors shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

(h)       Term of Plan. This Plan will remain in effect until it is revised or terminated by further action of the Board.

(i)       Termination and Amendment. The Board may at any time amend or modify this Plan in whole or in part. Notwithstanding the foregoing, no amendment or termination of the Plan may impair the right of a Non-Employee Director to receive any amounts accrued hereunder prior to the effective date of such amendment or termination.

(j)       Section 409A. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, to the extent applicable, and shall be interpreted accordingly. Notwithstanding the foregoing, the Company makes no representations or covenants that any compensation paid or awarded under the Plan will comply with Section 409A.

(k)       Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

Adopted by the Board of Directors on February 14, 2020.